Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Barb Finney, Market President MidWestOne Bank 641.673.8303 bfinney@midwestone.com

MIDWESTONE ANNOUNCES LOCATION CHANGES IN SEPTEMBER

OSKALOOSA, IA (May 13, 2010) – MidWestOne Bank announced today that, beginning September 30, 2010, it will no longer provide banking services at 301 A Avenue West in Oskaloosa. The bank feels it can effectively and efficiently serve the community by focusing its services at its other two facilities in downtown Oskaloosa. The staff at the A Avenue location will retain their positions and serve at the other bank locations in Oskaloosa.

“We are committed to providing our community with superior service and we will continue to do so,” said Barb Finney, Market President of MidWestOne Bank. “After closely analyzing our customer traffic patterns, we determined that we could proficiently serve all of our customers from our other two locations. With the A Avenue location only four blocks from the main bank on the square, we could no longer justify the need for three bank locations in such a close proximity to each other,” said Finney.

The banking industry has witnessed many customers changing the way they bank over the years, including increasing their use of electronic services. Finney added, “We strive to offer top of the line products and services to serve this preference and also are committed to serving our customers in-person. We will continue to consider location expansion opportunities within the community as opportunities arise.”

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